Exhibit 3.10

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BRP Holding LP

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, Title 6, Chapter 17 of the Code of the State of Delaware, does hereby certify as follows:

I.

Name

The name of the limited partnership is BRP HOLDING LP (the “Partnership”).

II.

Address of Registered Office and Name of Registered

Agent for Service of Process

The registered office of the Partnership in the State of Delaware is the c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle. The name of the registered agent of the Partnership for service of process in the State of Delaware is the Corporation Service Company.

III.

Name and Business Address of the General Partner

The name and business address of the general partner of the Partnership is as follows:

Name	Business Address
Bombardier Produits Récréatifs	1000, de la Gauchetière St. West
Inc. / Bombardier Recreational	Suite 2100
Products Inc.	Montreal, Qc, H3B 4W5

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of BRP Holding LP as of the 3rd day of December, 2003.

GENERAL PARTNER:

Bombardier Produits Récréatifs Inc./Bombardier Recreational Products Inc.

By:
Name:
Title: